SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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LVIP JPMorgan Mid Cap Value RPM Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP JPMorgan Mid Cap Value RPM Fund

(the “Fund”)

Dated: December 3, 2012

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on June 11-12, 2012 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser Lincoln Investment Advisors Corporation (the “Adviser”) and J.P. Morgan Investment Management Inc. (“J.P. Morgan”).

On March 31, 2010, the Trust received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with J.P. Morgan on behalf of the Fund to be effective as of September 21, 2012. The New Sub-Advisory Agreement replaced the prior sub-advisory agreement (the “Prior Sub-Advisory Agreement”) between the Adviser and Columbia Management Investment Advisers, LLC dated May 1, 2010, which was last approved by the Board on September 12, 2011. Under the terms of the New Sub-Advisory Agreement, J.P. Morgan makes investment decisions for the Fund assets that the Adviser allocates to J.P. Morgan and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

II.	Board Considerations on the New Sub-Advisory Agreement

The Independent Trustees met in executive session with their independent legal counsel and reviewed materials provided by the Adviser and J. P. Morgan to consider approval of the New Sub-Advisory Agreement. In addition, the Independent Trustees were advised of their fiduciary duties pertaining to approval of the New Sub-Advisory Agreement and the factors that they should consider in approving such agreement by their independent legal counsel. In considering approval of the New Sub-Advisory Agreement, the Independent Trustees did not identify any single factor or group of factors as all-important or controlling and considered all factors together. The Independent Trustees reported that they had considered the following factors, among others, and reached the following conclusions with respect to their recommendations to the Board of Trustees.

The Independent Trustees considered, among other things, the nature, extent and quality of services proposed to be provided by J.P. Morgan under the New Sub-Advisory Agreement. The Independent Trustees noted that the New Sub-Advisory Agreement contains similar terms as those in place under the current sub-advisory agreements for the other funds in the Trust, and with J.P. Morgan for the LVIP J.P. Morgan High Yield Bond Fund, except that the New Sub-Advisory Agreement provides that the sub-adviser manages only a portion of the Fund’s assets and is paid only on the assets managed.

The Independent Trustees considered an in-person presentation by J.P. Morgan that described its midcap value philosophy and investment process, and sell discipline. The Independent Trustees also considered the returns and standard deviation of the JPM US Mid Cap Value composite provided by the Adviser compared to average returns of the Lipper Mid-Cap Value Funds, the Fund’s return and the Russell Midcap Value Index over various time periods from May 2001 – March 2012. The Independent Trustees reviewed the background of the investment professionals proposed to service the Fund and information provided regarding portfolio manager compensation, trading and brokerage arrangements, soft dollar policies, disaster recovery/business continuity plan and its compliance program and regulatory matters. The Independent Trustees concluded that the services to be provided by J.P. Morgan were expected to be satisfactory.

With respect to the sub-advisory fee to be paid to J.P. Morgan, the Independent Trustees considered that the rate of the proposed sub-advisory fee, which includes breakpoints and is lower than the current sub-advisory fee schedule, was negotiated between the Adviser and J.P. Morgan, an unaffiliated third party, and that the Adviser would compensate J.P. Morgan from its fee and concluded that the proposed sub-advisory fee was reasonable.

Based on all the information considered and conclusions reached, the Board, including the Independent Trustees, determined that the terms of the New Sub-Advisory Agreement are fair and reasonable and that approval of the New Sub-Advisory Agreement is in the Fund’s best interests. The Board unanimously approved the New Sub-Advisory Agreement.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated September 21, 2012 and has an initial one-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the Prior Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, J.P. Morgan will make investment decisions for the Fund assets that the Adviser allocates to J.P. Morgan and continuously review, supervise and administer the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to J.P. Morgan; or (c) J.P. Morgan on at least ninety days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation, unless the Adviser has by prior written consent agreed to the delegation, or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The Fund paid the Adviser investment advisory fees at an aggregate annual rate of 0.90% of net assets or $682,137 for the fiscal year ended December 31, 2011. The Adviser, in turn, paid sub-advisory fees for the Fund at an aggregate annual rate of 0.62% of net assets or $465,897 for the fiscal year ended December 31, 2011. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees to the Sub-Adviser at an aggregate annual rate of 0.50% of net assets or $378,095, a decrease of 19% as compared to the Prior Sub-Advisory Agreement.

IV.	Information About J.P. Morgan

J.P. Morgan is a wholly-owned subsidiary of JPMorgan Asset Management Holdings Inc., which is a wholly-owned subsidiary of JPMorgan Chase & Co, a bank holding company. J.P. Morgan is located at 270 Park Avenue, New York, New York 10017. As of September 30, 2012, J.P. Morgan and its affiliates had $1.381 trillion in assets under management.

The following table provides the name and principal occupation of J.P. Morgan’s directors and executive officers. The J.P. Morgan Board of Directors consists of senior managers within the J.P. Morgan Asset Management line of business. The board meets on a quarterly basis. The Board of Directors is responsible for the overall management of the business and affairs of the corporation, and appoints officers that have the primary responsibility for overseeing the corporation’s activities on a daily basis. The address of each of the directors and executive officers is 270 Park Avenue, New York, New York 10017.

Name	Principal Occupation
Joseph Azelby	Director; CIO-Global Head of Real Estate; Managing Director
Joseph Bertini	Chief Compliance Officer/Managing Director
Seth Bernstein	Director; Global Head of Fixed Income; Managing Director
George Gatch	Director; CEO; President; Managing Director
Catherine Ann Keating	Director; CEO; Managing Director
Martin Porter	CIO-Global Head of Equities & Balanced Group/Managing Director
Scott Richter	Secretary/Chief Legal Officer/Managing Director
Paul Quinsee	Director; Managing Director
Peter Schwicht	Director; Managing Director

A.	Comparable Funds

J.P. Morgan currently manages other accounts or funds having similar investment objectives and strategies to the Fund.

J.P. Morgan provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. Although the investment objectives and strategies of the funds listed below may be similar to the Fund’s, the nature of services J.P. Morgan provides may be different.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 10/31/2012)
JPMorgan Mid Cap Value Fund	0.65% of net assets	$9.20 billion
Subadvised Client A	0.40% of net assets	$1.06 billion
Subadvised Client B	0.55% on first $50mm of assets 0.50% on next $50mm of assets 0.45% on balance	$447 million

B.	Payments of Commissions to Affiliated Brokers

Through its parent company, JPMorgan Chase & Co., J.P. Morgan is affiliated with the following Broker/Dealers: Cazenove Asia Limited, Chase Investment Services Corp., IXE Securities, LLC, J.P. Morgan Clearing Corp., J.P. Morgan Institutional Investments Inc., J.P. Morgan Securities LLC, JPMorgan Cazenove Limited and JPMorgan Distribution Services, Inc. In addition to the specific names listed above, J.P. Morgan affiliates include any other entity whose name includes Bank One, Chase Manhattan, Robert Fleming, Fleming, J.P. Morgan, Morgan Guaranty, Hambrecht & Quist and Ord Minnett.

The Fund paid $8,534 in brokerage commissions to J.P. Morgan Chase Securities for the fiscal year ended December 31, 2011. This amount was approximately 5% of the Fund’s total brokerage commissions for the fiscal year ended December 31, 2011.

V.	Purchases of J.P. Morgan’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving J.P. Morgan or any entity controlling, controlled by or under common control with J.P. Morgan.

VI.	Ownership of Shares

As of October 5, 2012, the Fund had 1,462,446 outstanding Standard Class shares and 2,408,923 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of October 5, 2012, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of October 5, 2012, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at One Granite Place, Concord, New Hampshire 03301.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $53,674 for the fiscal year ended December 31, 2011.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2011.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $7,567 for the fiscal year ended December 31, 2011.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

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